SunSi Energies Inc.

INTRODUCTION TO PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
AS OF
THE FISCAL YEAR ENDED MAY 31, 2010
AND
THE SIX MONTH PERIOD ENDED NOVEMBER 30, 2010

On December 8, 2010, the Company completed its acquisition of 90% of Zibo Baokai Trade Co. (“Baokai”), a company with the exclusive right to distribute the trichlorisilane production of Zibo Commerce and Trade Co. (“ZBC”) in the China market.

We expect the cost of the acquisition to be approximately $270,000. This acquisition will enable SunSi to generate revenue and to create a presence within the Chinese and other international TCS markets.

With this acquisition, SunSi now owns the exclusive distribution rights to 100% of ZBC’s production both internationally and domestically; however, we will not have any interest or ownership position in the ZBC factory.

As part of the Baokai distribution rights, ZBC has agreed to sell all of its TCS production to us at a price of cost, plus a 10%-15% mark-up. The resale price of the TCS will be determined at our discretion.

The following unaudited pro-forma income statements and the explanatory notes give effect to the acquisition by SunSi of Baokai on December 8, 2010.

The pro-forma consolidated income statements and balance sheet and explanatory notes are based on the estimates and assumptions set forth in the explanatory notes. These pro-forma consolidated income statements have been prepared utilizing the historical financial statements of SunSi and Baokai and should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this filing.

The pro-forma income statements have been prepared as if the acquisition had occurred on June 1, 2009. This pro-forma consolidated financial data is provided for comparative purposes only, and does not purport to be indicative of the actual financial position or results of operations had the acquisition occurred at the beginning of the periods presented, nor are they necessarily indicative of the results of future operations.

Sunsi Energies, Inc.
Unaudited Balance Sheet
for the Year ended May 31, 2010

	Sunsi	Zibo Baoaki	Adjustments		Consolidated
	Energies, Inc.	Trade Co. Ltd
	2010	2010			2010
ASSETS
Current assets
Cash and cash equivalents	$598,468	$63,452	$(270,000	)(b)	$391,920
Inventory	-	210,341			210,341
Tax receivabe	-	32,784			32,784
Other receivable	-	117,165			117,165
Total current assets	598,468	423,742	(270,000)		752,210
Related party receivable	-	408,084			408,084
Total assets	$598,468	$831,826	(270,000)		$1,160,294

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$149,538	$134,926		(a)	$284,464
Other payable	-	320,738			320,738
Related party payable	-	73,228			73,228
Advances payable	230,981	-			230,981
Compensation payable-related party	5,671	-			5,671
Total current liabilities	386,190	528,892	-		915,082

Minority interest	-	-	1,448		1,448

Stockholders' equity
Common stock, $0.001 par value, 75,000,000 shares authorized, 27,312,500and 26,760,000 issued and outstanding in 2010 and 2009, respectively	27,312	-			27,312
Additional paid-in capital	1,018,764	287,886	(270,000	)(b)	1,036,650
Accumulated deficit	(833,798)	10,210	(1,448	)(a)	(825,036)
Accumulated othe comprehensive income	-	4,838			4,838
Total stockholders' equity	212,278	302,934	(271,448)		243,764
Total liabilities and stockholders' equity	$598,468	$831,826	$(270,000)		$1,160,294

(a) to record liability for minority interest
(b) to reflect the net impact of the purchase price that SunSi paid for Baokai

Sunsi Energies, Inc.
Unaudited Proforma Statement of Operations
and Comprehensive Income for the Year ended
May 31, 2010

	Historical
	Sunsi	Zibo Baoaki			Combined
	Energies, Inc.	Trade Co. Ltd	Adjustments		Pro Forma

Sales	$-	483,148	-		$483,148
Cost of goods sold	-	433,386	-		433,386
Gross margin	-	49,762	-		49,762
Operating expenses
Selling,general and administrative	40,854	35,336	-		76,190
Professional and outside services	580,981	-	-		580,981
Total operating expenses	621,835	35,336	-		657,171
Loss from operations	(621,835)	14,426	-		(607,409)
Other expense
Interest income	-	477	-		477
Total other expense	-	477	-		477
Loss before income taxes	(621,835)	14,903	-		(606,932)
Income taxes	-	615	-		615
Net income	(621,835)	14,288			(607,547)
Other comprehensive income:
Foreign currency translation adjustments	-	190			190
Total comprehensive income	(621,835)	14,478			(607,357)
Less: minority interest Baokai			(1,448	)(a)	(1,448)
Net loss	$(621,835)	$14,478	$(1,448)		$(608,805)

Loss per share:
Basic and diluted	$(0.02)		$-		$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	26,972,486		-		26,972,486

(a)  Reflects a 10% minority interest in Baokai

Sunsi Energies, Inc.
Unaudited Proforma Statement of Operations
and Comprehensive Income for the Six-Month period ended
November 30, 2010

UNAUDITED PROFORMA STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME FOR
FOR THE SIX MONTHS ENDED NOVEMBER 30, 2010

	SunSi Energies, Inc.	ZiboBaokai		Combined
	(unaudited)	(unaudited)(a)	Adjustments	Pro Forma

Sales	-	-	-	-
Cost of goods sold	-	-	-	-
Gross margin	-	-	-	-
Operating expenses
Professional Fees	322,978	-	-	322,978
General and administrative expenses	67,131	-	-	67,131
Total operating expenses	390,109	-	-	390,109
Loss from operations	(390,109)	-	-	(390,109)
Other expense
Other income	-	-	-	-
Interest expense	-	-	-	-
Total other expense	-	-	-	-
Loss before income taxes	(390,109)	-	-	(390,109)
Income taxes	-	-	-
Less: minority interest Baokai	(390,109)			-
Net loss	(390,109)	-	-	(390,109)

Loss per share:
Basic and diluted	$(0.01)		$-	$(0.01)

Weighted average number of common shares outstanding:
Basic and diluted	27,456,180		-	27,456,180

(a) There was no activity at Zibo Baokai for the six month period from June 1, 2010 -through November 30, 2010. Zibo Baokai is a distribution company that distributes trichlorsilane("TCS") produced by the Zibo Commerce and Trade Co. ("ZBC") located in Zibo, China. Once SunSi began performing due diligence on Zibo Baokai, ZBC no longer used Baokai as its TCS distributor pending the outcome of the due diligence. Once SunSi acquired Zibo Baokai on December 9, 2010 it also acquired exclsuive distribution rights from ZBC as part of the transactions. Subsequent to December 9, 2010, all of the TCS produced by ZBC is sold through the Zibo Baokai company which is 90% owned by Sunsi.